DATA STATED IN MILLIONS

IBM CORPORATION - VOLUNTARY SCHEDULE-CERTAIN FINANCIAL INFORMATION
                                                           FOURTH QTR   FOURTH QTR         YEAR TO DATE
REGULATION           STATEMENT CAPTION                        1993         1992*        1993          1992
- ----------           -----------------                     ----------   ---------      --------   --------
5-02(1)              Cash and Cash Equivalents             $ 5,861      $  4,446                        --
5-02(2)              Marketable Securities                   1,272         1,203                        --
5-02(3)(a)(1)        Notes and Accounts Receivable-Trade    11,676        12,829
5-02(6)              Inventory                               7,565         8,385                        --
5-02(9)              Total Current Assets                   39,202        39,692                        --
5-02(13)             Property, Plant and Equipment          47,504        52,786
5-02(14)             Accumulated Depreciation               29,983        31,191
5-02(18)             Total Assets                           81,113        86,705                        --
5-02(21)             Total Current Liabilities              33,150        36,737                        --
5-02(22)             Long-term Debt                         15,245        12,853                        --
5-02(24)             Other Liabilities                      12,980         9,491                        --
5-02(29)             Preferred Stock                         1,091             0
5-02(30)             Capital Stock                           6,980         6,563                        --
5-02(31)(a)(3)(ii)   Retained Earnings                      11,667        19,124                        --
5-03(b)(1)(a)        Gross Income: Sales                    10,371        10,966       $30,591    $ 33,755
5-03(b)(1)(c)(d)     Gross Income: Services and Rentals      9,025         8,595        32,125      30,768
5-03(b)(2)(a)        Cost of Sales                           6,543         7,251        20,696      19,698
5-03(b)(2)(c)(d)     Cost of Services and Rentals            5,442         4,631        17,872      15,371
5-03(b)(8)           Interest Expense                          301           365         1,273       1,360
5-03(b)(10)          Earnings Before Income Taxes              663        (6,948)       (8,797)     (9,026)
5-03(b)(11)          Provision for Income Taxes                281        (1,485)         (810)     (2,161)
5-03(b)(18)          Effect of Changes in Accounting             -             -          (114)      1,900
                      Principles
5-03(b)(19)          Net Earnings                              382        (5,463)       (8,148)     (4,965)

* Reclassified to conform with 1993 presentation